Exhibit 23.1

Tel: 212-371-4446 Fax: 212-371-9374 www.bdo.com	622 Third Ave, Suite 3100 New York, NY 10017

Consent of Independent Registered Public Accounting Firm

SEP Acquisition Corp.
Houston, Texas

We hereby consent to the use in the proxy statement/prospectus constituting a part of this Registration Statement of our report dated March 31, 2023, relating to the financial statements of SEP Acquisition Corp., which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, P.C.

New York, New York
September 22, 2023